UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Atara Biotherapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ATARA BIOTHERAPEUTICS, INC.

2380 Conejo Spectrum Street, Suite 200

Thousand Oaks, CA 91320

SUPPLEMENT TO PROXY STATEMENT

DATED MAY 10, 2024

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2024

This supplement (this “Supplement”), dated May 10, 2024, supplements and amends the definitive proxy statement (the “Proxy Statement”) filed by Atara Biotherapeutics, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 26, 2024 for the Company’s 2024 Annual Meeting of Stockholders to be held on June 10, 2024 (the “Annual Meeting”). This Supplement is being filed to clarify a possible ambiguity with regard to the voting standards and treatment of broker non-votes and to fix a scrivener’s error.

Accordingly, the Proxy Statement is hereby amended as follows:

Under the heading “Questions and Answers About These Proxy Materials and Voting—What are broker non-votes and what is broker discretionary voting?”, the last paragraph of the response is amended as follows:

Other than Proposals 3, 7 and 8, the Company believes that all proposals set forth in this Proxy Statement are considered “non-routine” matters and brokers will not be able to vote on behalf of their clients if no voting instructions have been furnished. A “broker non-vote” share will not affect the determination of whether the matter is approved in Proposals 1, 2, 4, 5 and 6. Please give your broker voting instructions on all proposals to ensure your shares are represented in the vote.

Under the heading “How many votes are needed to approve each proposal?”, Proposals 4, 5, 6 and 7 in the table are each amended as follows:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
4	Approval of our 2024 Equity Incentive Plan	“For” votes from the holders of a majority of shares present in person, present by remote communication, if applicable, or represented by proxy and entitled to vote on the matter	Against	None

5	Approval of an automatic annual increase to our 2024 Equity Incentive Plan	"For” votes from the holders of a majority of shares present in person, present by remote communication, if applicable, or represented by proxy and entitled to vote on the matter	Against	None

6	Approval of an increase in the shares of common stock available for issuance under our 2014 Employee Stock Purchase Plan	“For” votes from the holders of a majority of shares present in person, present by remote communication, if applicable, or represented by proxy and entitled to vote on the matter	Against	None

7	Approval of an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock at a ratio ranging from any whole number between 1-for-4 and 1-for-30, as determined by the Board in its discretion, subject to the Board’s authority to abandon such amendments	“For” votes from the holders of a majority of shares present in person, present by remote communication, if applicable, or represented by proxy and entitled to vote on the matter	Against	Not applicable; brokers have discretion to vote

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement.

This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any further action unless you wish to change your vote. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by following the instructions under the heading “Questions and Answers About These Proxy Materials and Voting – Can I change my vote after submitting my proxy?” of the Proxy Statement.